EXHIBIT 99.1

ZUMIEZ INC. PROVIDES CORONAVIRUS RELATED BUSINESS UPDATE

LYNNWOOD, Wash., April 02, 2020 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today provided a business update in response to the continued impact from novel coronavirus (COVID-19).

With the well-being of its employees, customers and the general public in mind, all Zumiez stores in the U.S. and Canada as well as the Company’s Blue Tomato stores in Europe and Fast Times stores in Australia will remain closed until further notice. The Company will continue to follow the guidance of local, state and federal governments, as well as health organizations, to determine when it can safely reopen its stores in each jurisdiction in which it operates. During this time the Company continues to serve its customers in these regions through its ecommerce websites at Zumiez.com, Zumiez.ca, blue-tomato.com and fasttimes.com.au.

The Company ended fiscal 2019 with over $250 million in cash and no debt. During this difficult time the Company continues to support its full-time workforce either directly or through partnership with local governmental programs to the greatest extent possible. The Company views its work force as a core element of its brand and culture and critical to getting its operations up and running as quickly as possible. The Company has also identified numerous measures to reduce expense and preserve cash, including:

  Suspending hiring, laying off virtually all of our part-time staff, eliminating substantially all planned fiscal 2020 bonuses and delaying majority of merit raises,
  Lowering operating costs, including travel, marketing and other non-essential items,
  Reducing capital spend by delaying or cancelling select projects,
  Reducing planned inventory receipts by cancelling or delaying orders,
  Suspending rent payments while we negotiate rent relief with our landlords and delaying or canceling planned new store openings,
  Extending payment terms for both merchandise and non-merchandise vendor invoices and
  Pausing its share repurchase program until there is more visibility to store openings.

About Zumiez Inc.
Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of February 29, 2020 we operated 718 stores, including 607 in the United States, 52 in Canada, 48 in Europe and 11 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200